UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 20, 2011

Rockwell Collins, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16445	52-2314475
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or organization)		Identification No.)

400 Collins Road NE, Cedar Rapids, Iowa	52498
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (319) 295-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.	Entry into a Material Definitive Agreement.

On April 20, 2011 we entered into an agreement with Bombardier Inc. to provide them a short term, interest free and unsecured loan of $237 million in cash in connection with their Global Vision aircraft program.  The agreement requires Bombardier to repay the amount in full within 60 days of the Company’s successful completion of certain regulatory approvals with the U.S. Federal Aviation Authority that are related to a Commercial Systems avionics development program. We successfully met these conditions on April 20, 2011 and, as a result, the repayment by Bombardier is expected to take place on or before June 20, 2011. The Company funded the payment to Bombardier by issuing short term commercial paper borrowings. The Company entered into this agreement with Bombardier to assist them by offsetting some delays they are experiencing in receiving customer advance payments on their Global Vision aircraft program.

We are a supplier of aviation electronics and cabin systems for many of the commercial aircraft manufactured by Bombardier and we have a long history of working together in the business and regional jet marketplace. We are taking this unusual, one-time action to support this important customer.

Item 2.02.	Results of Operations and Financial Condition.

See disclosure under Item 7.01 below.

Item 7.01.	Regulation FD Disclosure.

Pursuant to Items 2.02 and 7.01, registrant’s press release dated April 21, 2011 regarding Rockwell Collins second quarter results, is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press release of registrant dated April 21, 2011.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ROCKWELL COLLINS, INC.

Dated: April 21, 2011	By	/s/ Gary R. Chadick
Gary R. Chadick
Senior Vice President,
General Counsel and Secretary

Exhibit Index

99.1	Press release of registrant dated April 21, 2011.